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                                                                   EXHIBIT 10.45

                                                     Effective Date: May 1, 1998

                         INFORMATION SERVICES AGREEMENT

Between GE Information Services, Inc. ("GEIS"), 401 North Washington Street, Rockville, Maryland 20850 and Wink Communications ("Wink"), with its principal office at 1001 Marina Village Parkway, Alameda, California 94501.


Now Therefore, the parties herby agree to the following:


I.    SERVICES PROVIDED

      1.1 GEIS will provide Wink the services ("Services") as stated in this Agreement and in the Schedule A attached hereto in accordance with the terms of this Agreement and subject to the prices and any special terms contained in the Schedule B attached hereto. Wink is responsible for obtaining, installing and maintaining the equipment, communication lines and services necessary to connect to the Services, unless otherwise stated in the applicable Schedule.

II.   TERM; CHANGES; PAYMENT; TAXES

      2.1 The term of this Agreement shall commence as of May 1, 1998 ("Effective Date") and shall continue for a period of sixty (60) months, unless sooner terminated as provided herein. The term of this Agreement may thereafter be renewed for subsequent terms of two (2) years each upon the mutual written agreement of the parties. The provisions of Sections 2.3, 3.2, 3.3, 3.4, 4.3, 6.1, 6.2, 7.1, 8.2 through 8.6, 10.4 and 10.7 shall survive any termination or expiration of this Agreement.

      2.2 Either party may (i) supplement or make changes to its rules of operations, access procedures, security procedures and standards, or (ii) modify or withdraw any particular Service; provided, however, that any such changes referenced in this Section 2.2 shall be subject to the following:

            (a) The parties agree that any change, addition, deletion or modification to the Services referenced in this Agreement must be accomplished in accordance with this section, irrespective of whether this section is expressly referenced in connection with such Services. Either party may at any time, by written request, propose changes, deletions or additions to the Services. Such request shall be in a written form clearly noting that it is a Change Order Request ("Change Order Request"). Any such Change Order Request shall be subject to the change order process more particularly described below:

                  (i) Either party may submit to the other party a Change Order Request during the term of this Agreement. All Change Order Requests shall state in detail the request, including, if applicable, estimated costs associated with the Change Order Request.

                  (ii) Not more than ten (10) business days from the date of receipt of a Change Order Request, the receiving party shall complete and return to the requesting party a detailed response for each item on the Change Order Request, which shall consist of proposed action items, including, if applicable, a time frame for the conducting of a Unix Deployment Process ("UDP"), along with any proposed modifications to the initial Change Order Request and a quote for any GEIS fees to Wink to implement the Change Order Request for any non-GEIS developed applications.


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                  (iii)     If, after completion of steps (i) and (ii) herein
                            above, the parties are not in agreement with respect to the proposed changes, including without limitation identification of any necessary third-party software, the parties shall meet to negotiate in good faith any such proposed changes. The failure of the parties to agree after what either party, in its discretion, deems a reasonable period of time, shall entitle either party to provide the other with a notice of dispute and trigger the internal dispute resolution procedures more particularly described in Article X.

                  (iv) Each party shall bear its own expenses with respect to preparing such Change Order Requests and responses thereto, provided, however, that if a UDP is necessary in order for a Change Order Request to be formulated, there shall be no charge to Wink for such UDP for GEIS-developed applications and a maximum of [*], charged on a time and materials basis for the deployment of any non-GEIS developed applications.

                  (v) During the Change Order Process, the scope of Services and fees, as provided herein and in the then-current Schedule and/or Exhibit, shall remain in full force and effect.

            (b) Accepted Change Order Requests shall be incorporated into amendments to this Agreement, which shall be executed by both parties and incorporated herein accordingly.


      2.3 Except for the items contained in the attached Schedule B, which are inclusive of any applicable taxes, and unless agreed to otherwise by the parties, Wink shall be responsible for any sales, use, property or other taxes payable with respect to machines, software or services purchased from GEIS by Wink. In lieu of paying such taxes, Wink will provide GEIS with a tax-exemption certificate acceptable to the taxing authorities. Wink and GEIS shall cooperate with one another to minimize any sales or use taxes for which Wink is liable. Wink further agrees that it shall be responsible for paying separately all costs associated with third party software identified in any Change Order as third party software.



      2.4 Fixed monthly charges for Services initiated or terminated in accordance with Article VIII of this Agreement during a calendar month will be prorated. Invoices are payable upon receipt in U.S. dollars. Invoices not paid within thirty (30) days from date of invoice are subject to interest charges at an annual rate equal to the prime rate listed in the Wall Street Journal for the date of invoice plus two percentage points, or at the maximum lawful interest rate allowable, whichever is lower. GEIS will give written notice of any non-payment and specify a cure period of at least fifteen (15) days. If an invoice remains unpaid after the cure period expires, GEIS may, reserving all other legal remedies and rights, implement the dispute resolution procedures more particularly described in Article X below.

III.  USE OF SERVICES

      3.1 Wink will use the Services in accordance with applicable law, including data privacy laws and communication regulations and tariffs, and any applicable GEIS standard conditions of use established by GEIS from time to time and provided to, and agreed to, by Wink. In particular, Wink will not use any Service to export or re-export technical data in violation of U.S. export control laws and regulations.

            (a) GEIS reserves the right to immediately terminate access or take other actions it reasonably believes to be necessary to comply with the law.

            (b) In the event GEIS determined within its reasonable discretion that Wink is not using the Services in accordance with the terms and conditions of this Agreement, GEIS may

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[*]  Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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                  terminate access or take such other action it believes
                  necessary to conform Wink's use of the Service to the terms and conditions of this Agreement, provided that Wink has failed within a reasonable period of time to discontinue using the Services in the manner in question upon notice from GEIS.

            (c) GEIS agrees to grant Wink online access to its applications and data at all times, provided, however, that it is understood by the parties that such applications and data may not be available during scheduled maintenance hours and periods of Server Unavailability (as defined in Article V).

            (d) GEIS will use commercially reasonable efforts to avoid impacting response or service level availability to the standard access processes that may occur through the use of SQL Read-Only queries by Wink, defined as the Application Interface, by defining the SQL Read-Only queries with specified priorities which are deemed lower than the commercial service processes.

            (e) GEIS will use commercially reasonable efforts to avoid impacting response or service level availability to the standard access process that may occur through "ad hoc" reporting processes by defining such processes with specified priorities which are deemed lower than the commercial service processes.

            (f) GEIS will inform Wink of proposed advances for operating and application support software in the form of a Change Order Request. In the event Wink elects not to proceed with the proposed advance in operating and application support software, and the vendor for such software discontinues supporting that version or release of such software, the warranties contained in Sections 5.1 and 5.2 below shall not be applicable until such time as Wink proceeds with the proposed advance. Wink shall pay for personnel services for advances in operating system and application support software at GEIS's then-current list prices, under the applicable terms and conditions of the Personnel Services Agreement ("PSA") entered into by the parties on November 10, 1998 [*]

      3.2 Wink shall defend, indemnify and hold GEIS harmless from and against any and all costs and damages finally awarded or made in settlement or compromise in a suit or proceeding by third parties against GEIS which GEIS incurs on account of the use of the Services by Wink or Wink's clients who have been granted access to the Services by Wink ("Wink's Clients"), including, but not limited to claims relating to the content of materials available for online access by Wink's Clients to the Services, provided that Wink is notified in writing and given authority, information and assistance to defend and/or settle or compromise such suit or proceeding. Wink, however, shall not be responsible for any compromise or settlement of any such suit or proceeding made without Wink's consent.

      3.3 GEIS will not monitor the files, messages or other content of the Services. If GEIS receives information that causes GEIS to reasonably believe it may incur legal liability on account of the type of files, messages or other content of the Services provided by Wink or Wink's Clients, GEIS shall provide written notice to Wink of such potential liability and has the right to remove any such materials within a reasonable period of time, but in no event sooner than forty-eight (48) hours after such written notice. If Wink reasonably disagrees with GEIS's belief, GEIS and Wink shall jointly obtain (at joint expense) an opinion from the law firm of King and Spalding, Washington D.C., or such other similar firm as the parties may reasonably agree upon, as to the potential liability of Wink and/or GEIS on account of the type of files, messages or other content of the Services provided by Wink or Wink's Clients.

---------------
[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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      3.4   GEIS shall defend, indemnify and hold Wink harmless from and against any and all costs and damages finally awarded or made in settlement or compromise in a suite or proceeding by third parties against Wink which Wink incurs on account of the gross negligence or willful misconduct of GEIS's employees, agents or contractors in providing the Services to Wink, provided that GEIS is notified in writing and given authority, information and assistance to defend and/or settle or compromise such suit or proceeding. GEIS, however, shall not be responsible for any compromise or settlement of any such suit or proceeding made without GEIS's consent.

      3.5 Wink will use the User Numbers (as defined herein) assigned to it only from the country locations authorized for those Users Numbers. In the event of use from unauthorized locations, Wink will pay the list prices applicable to that use. Wink's payment will be without prejudice to other legal remedies available to GEIS. For purposes of this agreement, "User Numbers" means an identification number assigned to Wink by GEIS for purposes of accessing teleprocessing services and recording resources consumed.

      3.6 In the event Wink is granted Administrative User (as defined herein) capability, Wink will employ that capability in accordance with the terms and conditions of this Agreement, promptly notify GEIS of each User Number it validates, and safeguard the Administrative User capability from unauthorized use. Wink is responsible for all non-standard charges incurred as a result of usage in User Numbers for which only Wink has Administrative User capability. For purposes of this Agreement, "Administrative User" means a Wink administrator that has been granted authority by GEIS to perform security related activities.

IV.   SECURITY AND CONFIDENTIALITY

      4.1 GEIS will provide reasonable physical security for Wink's computer-stored files and programs and will make reasonable security procedures available to enable Wink to protect those files and programs from unauthorized access. Wink is responsible for selecting and using the security procedures made available by GEIS as well as other procedures and measures necessary to safeguard and back-up its files, data and programs.

      4.2 Should Wink's files, data, or programs be lost or destroyed directly due to the fault of GEIS, GEIS's sole obligation, and Wink's exclusive remedy, will be the reconstruction of Wink's files, data, or programs, provided Wink furnishes the data required or the data is available to GEIS on storage media in GEIS's possession or control.

      4.3 Wink acknowledges that GEIS's employees and representatives may gain access to Wink's data in the course of providing Services to Wink. GEIS will protect from unauthorized disclosure or access Wink data in its possession to which its employees or representatives gain access by using the same degree of care that GEIS takes to protect its own data of a similar nature. However, this obligation will not apply to Wink data which is or becomes publicly available without fault on the part of GEIS, is already in GEIS's possession prior to the time GEIS gains access to the data under this Agreement, is independently developed by GEIS, or is rightfully obtained from third parties.

V.    WARRANTIES

      5.1 Commencing with the installation of Version 2 of the Wink Data Center ("Wink Data Center"), as more fully defined in the PSA and if used by Wink in accordance with the terms and conditions of this Agreement and during the hours of 5:00 a.m. to 8:00 p.m., Pacific Time, Monday through Friday, but exclusive of maintenance hours from 12:00 a.m. to 4:00 a.m., Pacific Time and GEIS-recognized holidays ("Peak Time Hours"), [*] The term "Server" means the GEIS specific computers and their


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[*]  Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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     directly connected central communications processor(s) which directly provide access to Wink files and applications.

     For purposes of this agreement "Server Unavailability" will be calculated as follows:

          Each consecutive one (1) minute interval that the Server is unavailable during a calendar month will accrue as one (1) minute of Server Unavailability.

5.2 Commencing with the installation of Version 2 of the Wink Data Center and if used by Wink in accordance with the terms and conditions of this Agreement and during the hours of 8:00 p.m. to 5:00 a.m., Pacific Time, Monday through Friday, and all hours on Saturday, Sunday and Federal holidays, but exclusive of maintenance hours from 12:00 a.m. to 4:00 a.m., Pacific Time ("Off Peak Time Hours"), GEIS warrants that the Server used by GEIS to provide the Services will be available for use ninety-five percent (95%) of the total Off Peak Time Hours is a calendar month.

5.3 The warranties contained in Sections 5.1 and 5.2 above shall only be applicable in the event Server unavailability is caused by GEIS and GEIS's sole obligation for failure to meet such warranties shall be as follows:

     (a)  For Server Unavailability exceeding the warranted levels contained in
          Section 5.1 and 5.2 [*], no discount shall be given to Wink.

     (b)  For Server Unavailability exceeding the warranted levels contained in
          Section 5.1 and 5.2 [*], the fees for the Services for the month during which the Server Unavailability commenced shall be equal [*], multiplied by the fees for the Services for the calendar month during which the Server Unavailability commenced.

     (c)  For Server Unavailability exceeding the warranted levels contained in
          Section 5.1 and 5.2 [*], GEIS shall [*] for the Services for the calendar month during which the Server Unavailability commenced and may terminate this Agreement upon notice to Wink.

5.4 GEIS further warrants that each Service, if used by Wink in accordance with the terms and conditions of this Agreement, will perform substantially in accordance with the applicable specifications mutually established by GEIS and Wink (the "Specifications"). GEIS's sole obligations for failure to meet this warranty will be to attempt to correct any failure to meet warranted performance which materially impairs the operation of the affected Service. If GEIS fails to restore warranted performance within a reasonable time, GEIS shall refund any charges paid for individual services which did not perform as warranted. [*]

5.5 The warranties and remedies stated in this Agreement are exclusive and shall only apply to failures which are reported to GEIS in writing within sixty (60) days after the date of the failure or as recorded by GEIS's systems, as such systems are modified by GEIS to monitor such performance. NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, APPLY TO THE SERVICES.


---------------
[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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     5.6  GEIS DOES NOT WARRANT THAT ITS SERVICES WILL MEET WINK'S REQUIREMENTS
          OR THAT THE OPERATION OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. WINK ASSUMES THE RESPONSIBILITY TO TAKE ADEQUATE PRECAUTIONS AGAINST DAMAGES TO ITS OPERATIONS WHICH COULD BE CAUSED BY DEFECTS, INTERRUPTIONS, OR MALFUNCTIONS IN THOSE SERVICES.

     5.7 EXCEPT AS EXPRESSLY AGREED TO IN WRITING BY THE PARTIES, WINK IS SOLELY RESPONSIBLE FOR ALL CONTENT OF ANY DATABASE PROVIDED BY OR ON BEHALF OF WINK AND ASSUMES THE ENTIRE RISK OF USING SUCH DATABASES. NEITHER GEIS NOR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, INFORMATION PROVIDERS, LICENSORS OR OTHER SUPPLIERS (COLLECTIVELY "SUPPLIERS") MAKE ANY WARRANTIES OR REPRESENTATIONS CONCERNING THE ACCURACY, COMPLETENESS, PERFORMANCE OR USEFULNESS OF THE CONTENT OF ANY DATABASE. THE POSTING OF INFORMATION ON ANY DATABASE OR BULLETIN BOARD IS EXPRESSLY PROHIBITED IF IT VIOLATES ANY APPLICABLE FEDERAL OR STATE LAW OR INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OR MISUSES PROPRIETARY INFORMATION OF A THIRD PARTY.

     5.8 WINK IS SOLELY RESPONSIBLE FOR ENSURING THAT ANY POSTING MADE BY WINK TO THE WINK DATA CENTER DOES NOT CONTAIN ANY VIRUS OR OTHER COMPUTER SOFTWARE CODE OR ROUTINE DESIGNED TO DISABLE, ERASE, IMPAIR OR OTHERWISE DAMAGE THE SOFTWARE OR DATA OF ANY OTHER USER OF THE DATABASE OR CATALOG. WINK WILL INDEMNIFY AND HOLD GEIS HARMLESS FROM ANY LIABILITY, COSTS OR DAMAGES ARISING OUT OF CLAIMS OR SUITS BY SUCH USER CAUSED BY ANY SUCH VIRUS OR SOFTWARE.

     5.9 ACCESS TO AND USE OF THE INTERNET, IF PROVIDED THROUGH GEIS, IS PROVIDED ON AN "AS IS," "AS AVAILABLE" BASIS, WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. GEIS WILL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND OR NATURE WHATSOEVER RESULTING FROM THE INABILITY OF WINK TO MAKE OR MAINTAIN ONLINE CONNECTIONS TO GEIS BY MEANS OF THE INTERNET.


VI.  LIMITATIONS OF LIABILITY

     6.1 AS A MATERIAL CONDITION FOR ENTERING INTO THIS AGREEMENT, AND IN REGARD TO ANY AND ALL CAUSES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES, INCLUDING BUT NOT LIMITED TO CLAIMS OF NEGLIGENCE, BREACH OF CONTRACT OR WARRANTY, FAILURE OF A REMEDY TO ACCOMPLISH ITS ESSENTIAL PURPOSE OR OTHERWISE, THE PARTIES AGREE:

                                      [*]

          (b) NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SAVINGS, LOSS OF USE OF SERVICES, COST OF CAPITAL, COST OF SUBSTITUTE SERVICES OR FACILITIES, DOWNTIME COSTS, OR DAMAGES AND EXPENSES ARISING OUT OF THIRD PARTY CLAIMS.


---------------
[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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        6.2  THE REMEDIES SPECIFIED IN THIS AGREEMENT ARE EXCLUSIVE.

VII.    FORCE MAJEURE

        7.1 Except for the failure to make payments when due, neither party will be liable to the other by reason of any failure in performance of this Agreement if the failure arises out of the unavailability of third party communication facilities or energy sources, acts of God, acts of the other party, acts of governmental authority, fires, strikes, delays in transportation, riots or war, or any cause beyond the reasonable control of that party. If any such event prevents Wink from accessing the Services and continues for more than one (1) month, Wink may terminate the Schedule(s) for the affected Service(s) upon delivery of notice to GEIS.

VIII.   TERMINATION

        8.1 Either party may terminate this Agreement for cause if the other party materially breaches this Agreement, and the breaching party fails to substantially cure such breach within ninety (90) days after receiving written notice specifying the breach. If a breach cannot be reasonably cured within ninety
                (90) days, the breaching party may provide the nonbreaching party with a plan for cure of such breach which, if accepted by the nonbreaching party, shall permit the breaching party to implement the designated cure and thereafter proceed with all due diligence to substantially cure the breach.

        8.2     [*]

        8.3 Upon termination of this Agreement by GEIS for non-payment or failure of Wink to abide by applicable laws, GEIS will be under no obligation to provide personnel services to assist in the transition of Wink's applications and data from a GEIS-operated facility to a Wink-operated or third party operated environment.

        8.4 Upon termination of this Agreement by GEIS for cause other than non-payment, GEIS will provide to Wink [*] of personnel services, upon request, under the applicable terms and conditions of the PSA, to assist in the transition of Wink's applications and data from a GEIS-operated facility to a Wink-operated or third party operated environment. Any such personnel services will be provided to Wink over a two (2) month period at GEIS's commercial list rates therefor in effect at the time of utilization.

        8.5 Upon the expiration of this Agreement, GEIS will provide to Wink up to one hundred days of personnel services to assist in the transition of Wink's applications and data from a GEIS-operated facility to a Wink-operated or third party operated environment. Three (3) months prior to the effective date of any such expiration, Wink and GEIS shall meet and agree upon a transition plan reasonably designed to permit the transition and migration of the Wink Data Center (including all software and data thereof) from GEIS to Wink or a third party provider. Any such personnel services will be provided to Wink over a two (2) month period at GEIS's commercial list rates therefor in effect at the time of utilization.

        8.6 Upon the termination or expiration of this Agreement, if requested by Wink, GEIS will promptly return to Wink all Wink-owned applications, data and materials in GEIS's possession.

IX     DEFINITION OF RELATIONSHIP


---------------
[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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        9.1     Each party and its employees are independent contractors in relation to the other party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Each party shall remain responsible, and shall indemnify and hold harmless the other party, for the withholding and payment of all Federal, state and local personal income, wage, earning, occupation, social security, worker's compensation, unemployment, sickness and disability insurance taxes, payroll levies or employees benefit requirements (under ERISA, State law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective employees.

X.      GENERAL PROVISIONS

        10.1 The provisions of this Agreement are for the sole benefit of the parties, and not for the benefit of any other persons or legal entities.

        10.2 Neither party may assign this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that either party may assign this Agreement, without consent, to a successor in interest to substantially all of the business of that party to which the subject matter of this Agreement relates.

        10.3 If any part or parts of this Agreement are held to be invalid, the remaining parts of the Agreement will continue to be valid and enforceable provided the remainder of this Agreement can be and is reformed to reflect the substance of the intent of the parties.

        10.4 This Agreement will be governed by the law of the State of Maryland, excluding its conflict-of-laws rules. Each party waives the right to jury trial in any suit based upon or arising out of this Agreement.

        10.5 The headings in this Agreement are for reference purposes only; they will not affect the meaning or construction of the terms of this Agreement.

        10.6 Any action of any kind by either party arising out of this Agreement must be commenced within two (2) years from the date the right, claim, demand or cause of action shall first arise.

        10.7 Before either party may initiate legal proceedings regarding this Agreement, the party shall first refer such matter to the chief executive officer of such party or his or her designee. Following such referral, the chief executive officer or his or her designee shall take all reasonable steps to resolve such disagreement within two (2) weeks of the date of referral thereof and shall negotiate in good faith, with each other to such end. If the disagreement is not resolved in the course of such negotiations between the chief executive officers or their designees, the chief executive officers or their designees shall consult with a neutral third party mediator and shall use their reasonable best efforts to procure a determination from such mediator within two (2) weeks of the date on which the mediator was first consulted. Unless such chief executive officers or their designees agree to the contrary in writing, any advice or decision of the mediator shall not be binding upon the parties. It is understood that the parties shall each carry their own burden for any costs or associated legal fees for any such mediation.

        10.8 Any notice under this Agreement shall be given in writing by personal delivery or by mail directed to the address of the party which is set forth in this Agreement or to such other address as may be substituted by notice to the other party. All notices shall be effective upon receipt.

        10.9 This Agreement (including the applicable Schedules and Exhibit) contains the complete and exclusive understanding of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions hereof will be binding unless in writing and


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                signed by a duly authorized representative of the party to be bound. Neither the course of conduct between the parties nor trade usage will act to modify or alter the provisions of this Agreement. If Wink issues a purchase order or other similar document it shall be for Wink internal purposes and, therefore, even if it is acknowledged by GEIS, the terms and conditions of such purchase order or similar document will have no effect on this Agreement or the Services.

GE INFORMATION SERVICES, INC.             WINK COMMUNICATIONS



By: /s/ ROBERT BROOKS                     By: /s/ TIM TRAVAILLE
    ---------------------------------         ----------------------------------

Name: Robert Brooks                       Name: Tim Travaille
      -------------------------------           --------------------------------

Title: Mgr., Manufacturing Solutions      Title: Sr. Vice-President, Operations
       ------------------------------            & Deployments
                                                 -------------------------------

Date: 6/14/99                             Date: 6/3/99
      -------------------------------           --------------------------------

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                                   SCHEDULE A

                      WINK DATA CENTER SERVICE DESCRIPTION

HOSTING SERVICES

     The following is a description of the application hosting service that GEIS will provide in relation to the Wink Data Center application. The hardware used to host the Wink Data Center is currently configured with two dedicated Sun Ultra 2300s with 512 megabites of memory and 12-16 gigabytes of usable disk storage ("Hardware Configuration"). Primary LAN segments are 10/100 base T. The Backup and Recovery LAN is 100 megabit Ethernet. Cisco routers are used to manage access to the hosting environment from GEIS's and Wink's networks. However, the actual hardware and software configuration at any time will be dictated primarily by two factors:

          GEIS STANDARD HOSTING PRACTICES: Such standard hosting practices are generic in nature and are intended to provide Wink with a general framework of GEIS' operating procedures. For Wink's reference, a high-level description of GIS' standard hosting practices is contained herein.

          WINK'S SPECIFIC DEFINED REQUIREMENTS: It is expected that the specific requirements of the Wink Data Center application will be dynamic. To assist Wink in understanding how GEIS intends to support the Wink Data Center application, GEIS is providing to Wink herein an outline of its understanding of the first phase of the specific Wink-defined Wink Data Center design and development requirements, which requirements are intended to serve as a boundary for the applications that GEIS has committed to host for Wink.

     The manufacturer performance rating for the Hardware Configuration, using SPECint_rate95 was 219. For the term of this Agreement, the Hardware Configuration will equal or exceed the current Hardware Configuration and will be capable of processing at a SPECrate_int95 of 219 or better. Additionally, GEIS tested the Wink Data Center in its production environment, including the abovementioned Hardware Configuration, on November 10, 1998, using specific Wink-provided test data and with no other applications or users consuming Hardware Configuration resources. Under these conditions, the Wink Data Center was able to process 83 transactions per second. Wink understands and agrees that GEIS does not make any warranty or representation with respect to the processing or throughput capabilities of the Wink Data Center application or the Hardware Configuration. Wink further understands that actual throughput in the production environment will be impacted by various factors, including, but not limited to, software changes, reporting queries, database updates, database capacity, applications installed on the Hardware Configuration and/or consuming Hardware Configuration resources, and the number of users utilizing Hardware Configuration resources.

SERVER CONFIGURATION

     In general, an application may be deployed to a single server, or it may be split among multiple specialized servers. While deployment to a single server represents a preferred, simpler approach, a variety of factors including security considerations, connectivity requirements and performance requirements may drive the need to deploy to multiple servers. The decision regarding which configuration is appropriate for Wink's hosted applications is made by GEIS as part of the production design process.

     GEIS will utilize and support the operating environment for the Wink Data Center for all operating system and application supporting software within GEIS ownership. Operating system and application support software shall include but not be limited to the following initial vendor supported systems:

          Sun Solaris 2.6
          Actra ECXpert V1.0.2
          Oracle 7 Workgroup Server 7.3.3
          Perl 5,002
          WU-FTPD 2.4.1

     All operating system and application support software will operate within two (2) levels of the applicable vendor's most recently released version for commercial services.

High Availability

                                   [GRAPHIC]

                       Application Failover Configuration

               This figure illustrates a 4 + 1 configuration where each application server fails to the spare device. The current status of failover capability at GEIS is as follows:

     Solaris: Manual failover in less than four hours. Alternatives for automated failover are under evaluation.

STORAGE CONFIGURATIONS

     Wink's storage environment initially will be configured on a high availability disk.

BACKUP AND RECOVERY

     Weekly full system backups and daily incremental backups are completed, standard, for all storage systems. Most systems have been migrated from using direct DAT tape backup to an automated DLT (digital linear tape) robotics backup system, under control of Open(TM)Vision NetBackup software. The DAT and DLT backup tapes are produced once a week and taken off-site at each center.

PROBLEM IMPACT

     GEIS uses the reported problem impact stated by Wink as the primary method for determining escalation of a given problem. The following four classes are used to measure the impact of a given problem in the Wink Data Center:

          SEVERE: Problem has caused severe impact to the Wink Data Center. There is no work around for the problem and because of the nature of the problem, it is felt that the impact may go on for a protracted period of time. Such problems are immediately referred by GEIS Client

                    Services to the appropriate on-call Processing Platform Engineering resource. A Client Services Manager is immediately notified of severe problems. The problem will continue to be escalated upward as long as the problem is open.

          MAJOR: The problem impacts large portions of the Wink Data Center for an extended period of time. Such problems are immediately referred by GEIS Client Services to the appropriate on-call Processing Platform Engineering resource. A Client Service Manager is notified as soon as reasonably possible. Further escalation will occur if needed.

          MODERATE: The problem causes moderate impact to the Wink Data Center.
                    An electronic ticket is generated and taken by the first available technician within the Client Services. Moderate problems are not escalated to on-call support after normal GEIS support hours.

          MINOR: Nuisance problems or informational inquiries are considered minor or nominal. An electronic ticket is generated and taken by the first available technician once higher priority calls are addressed. Minor and Nominal problems are not escalated to on-call support after normal GEIS support hours.

QUALITY CALL

     Ordinarily, GEIS personal conduct a "Quality Call" every GEIS business day to escalate problems to senior management, engineering, operations, and support personnel. Moderate, Major, and Severe problems are automatically flagged in GEIS's client services call tracking system to be included in the next Quality Call. During the Quality Call, problems are reviewed and action items are generated as needed. Resources from across the business are called upon to assist in problem resolution. Problems are updated daily and remain open in the Quality Calls until resolved.

CAL ESCALATION

     GEIS's Client Services uses the reported problem impact stated by Wink as the primary method for determining the escalation of a given problem. It is, therefore, Wink's responsibility to communicate as accurately as reasonably possible the impact when opening a ticket and to adjust the severity if the impact changes. A case number will identify Wink's problem and is used to track the issue throughout the problem resolution process.

GEIS PROBLEM ESCALATION GUIDELINES

     GEIS escalates problems internally, on an estimated time-frame basis, as outlined in the following table.

       IMPACT       CLIENT SERVICES    PROCESSING PLATFORM ENGINEERING    SPECIALIST
       ------       ---------------    -------------------------------    ----------
       Severe       Immediate          30 Minutes                         1 Hour
       Major        30 Minutes         2 Hours                            4 Hours
       Moderate     1 Day              2 Days (via Quality Call)          2 Days (Quality Call)
       Minor        None               None                               None



     Sales Escalation:

        Tier 1. Minor issues are addressed by the Account Executive. The
                Account Executive is authorized to use local resources to fix the problem.

        Tier 2. Minor to moderate problems are addressed by the Region Manager.
                Problems are taken to this level when no additional resources are available at the local level.

      Tier 3. Moderate to major problems are handled at the Area Level. Problems are brought to this level when resources are no longer available at the region level.

      Tier 4. Severe problems are addressed by the applicable GEIS Vice President or senior manager, Problems are escalated to this level when resources have been exhausted at the area level.

LAN CONFIGURATIONS AND TECHNOLOGIES

      The following diagram describes the local network architecture used in the current GEIS Unix hosting environment:


                                    [CHART]

                        HIGH LEVEL NETWORK ARCHITECTURE

SECURITY

      GEIS data centers are physically secured both through electronic means and with a 24 x 7 third-party security staff. Physical firewalls separate major portions of the largest centers and all centers are equipped with:

            o     Video surveillance, infra-red & motion detection systems

            o Automated environment systems ensuring constant temperature & humidity with remote management and alarms

            o     Heat, smoke and water detection systems

            o Automatic fire extinguishing systems using environmentally safe INERGEN

            o     Redundant power feeds from local utilities

            o Uninterruptable Power Supply with battery backup & diesel turbines

      Network security is provided via packet-filtering routers which block all services except those required to reach the application. Administrative access to all servers is governed by firewalls which perform keystroke logging. Systems at GEIS are audited with a Type 1 audit once every 18 months by an independent agency. Published results of these audits are available upon request.

APPLICATION STAGING AND DEPLOYMENT

     Applications that have successfully completed a UDP review are first staged to a pre-production environment where operability testing is performed by a GEIS-assigned Application Engineer and Database Administrator.

APPLICATION ENGINEERS AND DBAs

     A GEIS Application Engineer is assigned to the Wink Data Center application. Application Engineers are involved in the earliest stages of the application lifecycle, but, provided that the application has successfully completed a UDP review, GEIS Application Engineers begin to drive the project at the staging and deployment phase.

     A GEIS Database Administrator is assigned to each application which utilizes a relational or object relational database manager.

STAGING ENVIRONMENT

     Application operability testing is performed in the Staging Environment to the deployment of the application to the production environment. During staging, the assigned Application Engineer and Database Administrator complete the following tests:

          o  Application installation and de-installation;

          o  Application startup and shut down;

          o  Application and Database backup and recovery;

          o  Application and Database failover and recovery;

          o  Application and Database trapping on failure conditions;

          o  MIB definition validation;

          o  Application and Database performance testing;

     Upon completion of operability testing, the application is deployed to production servers.

SPECIFIC DEFINED REQUIREMENTS

     The core of the Wink Data Center is Netscape's ECXpert product, which serves to:

          o  receive data from cable operators and billing service providers;

          o  verify trading partner relationships;

          o  move data through appropriate processing steps;

          o  provide document tracking and audit trail; and

          o  schedule subsequent processing and data delivery;

     Subscriber Accounts processing:

          o  provides a data store for information about Wink subscribers;

     o    updated with files supplied Wink;

     o    may also be updated using a browser based GUI.

Response Transactions processing:

     o    files sent by Wink;

[*]

Order Tracking:

     o    Order data from responses will be saved in a tracking data store;

     o Order acknowledgments from suppliers will be posted to the same data store; and

     o A browser-based GUI will provide access to the order tracking information.

UIC Registration:

     o    UIC mapping and routing data will be kept in a data store;

     o    Updating will be accomplished with a browser based GUI;

     o    Response processing will use this data to decode response payloads;
          and

     o Reporting will use this data to generate headings and data descriptions.

Application Administration provides data stores and browser based GUIs for:

     o    Unix account registration;

     o    Customer Service Representative Registration;

---------------
[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

o     Trading Partner definition and relationships;

o     Review of Exception Response Transactions; and

o     ECXpert job scheduler updates.

                                   SCHEDULE B

                                WINK DATA CENTER

                                 PRICE SCHEDULE

                           (U.S. ACCESS AND USE ONLY)

Subject to Section 2.4 of the Agreement, the following prices will apply during the term of the Agreement and this Price Schedule commencing as of the date of GEIS's written certification that Version 1a of the Wink Data Center is deployed and fully functional. Such prices are in lieu of any and all other charges specified in GEIS's Information Services Price Schedule which might otherwise be applicable. The prices set forth below are firm for a period of sixty (60) months, and thereafter shall be at such rate as agreed to in writing by the parties.

[*]

---------------
[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

[*]


---------------
[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.